Exhibit 99.1

Contact: Mike Drickamer

Vice President, Investor Relations

(281) 765-7170

Patterson-UTI Energy Reports Financial Results for the Three Months Ended March 31, 2022

HOUSTON, Texas – April 27, 2022 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three months ended March 31, 2022. The Company reported a net loss of $28.8 million, or $0.13 per share, for the first quarter of 2022, compared to a net loss of $106 million, or $0.57 per share, for the first quarter of 2021. Revenues for the first quarter of 2022 were $509 million, compared to $241 million for the first quarter of 2021.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “Pricing for all of our services accelerated during the first quarter due to the limited supply of readily available, high-quality drilling and completion equipment. The increasing demand and tight supply of rigs should drive better pricing, longer-term contracts and increasing contract backlog in contract drilling. Given the strength in pricing, we are increasing our forecast for our consolidated Adjusted EBITDA for 2022 to greater than $500 million, while maintaining our 2022 capital expenditure forecast at approximately $350 million.”

Mr. Hendricks continued, “In contract drilling, activity further increased in the first quarter with our average rig count in the United States growing by nine to 115 rigs. We expect continued growth in our rig count with our second quarter rig count in the United States expected to average 122 rigs.

“Contract drilling revenues and margins increased significantly due to higher activity, increasing dayrates and lower operating costs on a per day basis. Average rig revenue per day in the United States increased by $1,100 to $23,130 for the first quarter, while average rig operating cost per day decreased by $620 to $15,960. Average adjusted rig margin per day in the United States increased during the first quarter by $1,720 to $7,170.

“In Colombia, contract drilling revenues increased to $17.0 million for the first quarter compared to $15.8 million for the fourth quarter. Adjusted gross margin improved to $5.6 million for the first quarter from $5.3 million in the fourth quarter.

“As of March 31, 2022, we had term contracts for drilling rigs in the United States providing for future dayrate drilling revenue of approximately $400 million. Based on contracts currently in place in the United States, we expect an average of 57 rigs operating under term contracts during the second quarter, and an average of 43 rigs operating under term contracts during the four quarters ending March 31, 2023.

“In pressure pumping, revenues and margins improved during the first quarter due to better pricing and the full quarter impact of the spread reactivated in the fourth quarter. Pressure pumping revenues increased during the first quarter to $190 million from $183 million during the fourth quarter. Adjusted gross margin during the first quarter of $32.1 million included a $9.9 million benefit related to a sales and use tax refund. Our pressure pumping stage count during the first quarter was less than planned on two spreads, primarily due to customer-related logistics challenges and downtime, which we feel have been addressed.

“In directional drilling, first quarter revenues and margins increased due to higher activity and more favorable pricing. First quarter directional drilling revenues increased 23% to $43.3 million, and the adjusted gross margin improved to $6.4 million.”

Mr. Hendricks concluded, “The fundamentals for oil and gas over the last six months and the resulting rapid increase in demand and activity for equipment and services have led to a strong pricing environment in the U.S. drilling and completions markets. For example, I do not recall another period where leading-edge dayrates for drilling rigs are moving up this quickly. The supply of high-quality equipment is now very limited. As well, any meaningful increase in drilling or completion equipment capacity across the market is further limited by global supply chain challenges where there are long lead times for various raw materials and manufactured components. Therefore, we expect the market for our equipment and services to continue to remain tight and for pricing to continue to increase.”

The Company declared a quarterly dividend on its common stock of $0.04 per share, payable on June 16, 2022, to holders of record as of June 2, 2022.

The financial results for the three months ended March 31, 2022 include pretax acquisition-related expenses of $1.9 million related to the acquisition of Pioneer Energy Services.

All references to "per share" in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company's quarterly conference call to discuss the operating results for the quarter ended March 31, 2022, is scheduled for tomorrow, April 28, 2022, at 9:00 a.m. Central Time. The dial-in information for participants is (888) 550-5422 (Domestic) and (646) 960-0676 (International). The conference ID for both numbers is 3822955. The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at investor.patenergy.com. A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a leading provider of oilfield services and products to oil and natural gas exploration and production companies in the United States and other select countries, including contract drilling, pressure pumping and directional drilling services. For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI's current beliefs, expectations or intentions regarding future events. Words such as "anticipate," "believe," "budgeted," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "potential," "project," "pursue," "should," "strategy," "target," or "will," and similar expressions are intended to identify such forward-looking statements. The statements in this press release that are not historical statements, including statements regarding Patterson-UTI's future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: adverse oil and natural gas industry conditions, including as a result of economic repercussions from the COVID-19 pandemic; global economic conditions; volatility in customer spending and in oil and natural gas prices that could adversely affect demand for Patterson-UTI’s services and their associated effect on rates; excess availability of land drilling rigs, pressure pumping and directional drilling equipment, including as a result of reactivation, improvement or construction; competition and demand for Patterson-UTI’s services; strength and financial resources of competitors; utilization, margins and planned capital expenditures; liabilities from operational risks for which Patterson-UTI does not have and receive full indemnification or insurance; operating hazards attendant to the oil and natural gas business; failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed-term contracts); the ability to realize backlog; specialization of methods, equipment and services and new technologies, including the ability to develop and obtain satisfactory returns from new technology; the ability to retain management and field personnel; loss of key customers; shortages, delays in delivery, and interruptions in supply, of equipment and materials; cybersecurity events; synergies, costs and financial and operating impacts of acquisitions; the ultimate timing, outcome and results of integrating the operations of Pioneer Energy Services into Patterson-UTI; the effects of the acquisition on Patterson-UTI, including Patterson-UTI’s future financial condition, results of operations, strategy and plans; potential adverse reactions or changes to business relationships resulting from the acquisition; the failure to realize expected synergies and other benefits from the acquisition; difficulty in building and deploying new equipment; governmental regulation; climate legislation, regulation and other related risks; environmental, social and governance practices, including the perception thereof; environmental risks and ability to satisfy future environmental costs; technology-related disputes; legal proceedings and actions by governmental or other regulatory agencies; the ability to effectively identify and enter new markets; weather; operating costs; expansion and development trends of the oil and natural gas industry; ability to obtain insurance coverage on commercially reasonable terms; financial flexibility; interest rate volatility; adverse credit and equity market conditions; availability of capital and the ability to repay indebtedness when due; stock price volatility; and compliance with covenants under Patterson-UTI’s debt agreements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI's SEC filings. Patterson-UTI's filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI's website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2022	2021
REVENUES	$509,375	$240,929
COSTS AND EXPENSES:
Direct operating costs	383,212	182,751
Depreciation, depletion, amortization and impairment	116,938	152,882
Selling, general and administrative	27,461	22,558
Merger and integration expense	1,863	—
Other operating (income) expense, net	(1,218)	265

Total costs and expenses	528,256	358,456

OPERATING LOSS	(18,881)	(117,527)

OTHER INCOME (EXPENSE):
Interest income	15	139
Interest expense, net of amount capitalized	(10,565)	(10,009)
Other	1,582	14

Total other expense	(8,968)	(9,856)

LOSS BEFORE INCOME TAXES	(27,849)	(127,383)
INCOME TAX EXPENSE (BENEFIT)	928	(20,970)
NET LOSS	$(28,777)	$(106,413)

NET LOSS PER COMMON SHARE:
Basic	$(0.13)	$(0.57)
Diluted	$(0.13)	$(0.57)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	215,267	187,677
Diluted	215,267	187,677

CASH DIVIDENDS PER COMMON SHARE	$0.04	$0.02

PATTERSON-UTI ENERGY, INC.

Additional Financial and Operating Data

(unaudited, dollars in thousands)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2022	2021	2021
Contract Drilling:
Revenues	$256,640	$133,501	$230,872
Direct operating costs	$176,706	$79,378	$172,407
Adjusted gross margin (1)	$79,934	$54,123	$58,465
Other operating expenses, net	$4	$12	$8
Selling, general and administrative	$1,071	$1,058	$1,353
Depreciation, amortization and impairment	$82,023	$101,674	$321,453
Operating loss	$(3,164)	$(48,621)	$(264,349)

Operating days - U.S.	10,362	6,183	9,764

Average revenue per operating day - U.S.	$23.13	$21.59	$22.03
Average direct operating costs per operating day - U.S.	$15.96	$12.83	$16.58
Average adjusted gross margin per operating day - U.S. (1)	$7.17	$8.76	$5.45
Average rigs operating - U.S.	115	69	106

Capital expenditures	$51,710	$11,427	$53,186

Pressure Pumping:
Revenues	$189,590	$75,839	$183,292
Direct operating costs	$157,468	$76,510	$162,397
Adjusted gross margin (2)	$32,122	$(671)	$20,895
Selling, general and administrative	$1,916	$1,683	$1,982
Depreciation, amortization and impairment	$23,785	$37,385	$60,342
Operating income (loss)	$6,421	$(39,739)	$(41,429)

Average active spreads (3)	11	7	10
Fracturing jobs	128	71	130
Other jobs	177	200	163
Total jobs	305	271	293

Average revenue per fracturing job	$1,449.30	$977.89	$1,377.58
Average revenue per other job	$23.05	$32.05	$25.81
Average revenue per total job	$621.61	$279.85	$625.57
Average costs per total job	$516.29	$282.32	$554.26
Average adjusted gross margin per total job (2)	$105.32	$(2.48)	$71.31

Adjusted gross margin as a percentage of revenues (2)	16.9%	(0.9)%	11.4%

Capital expenditures	$33,462	$4,068	$15,219

Directional Drilling:
Revenues	$43,334	$19,670	$35,214
Direct operating costs	$36,954	$16,637	$34,261
Adjusted gross margin (4)	$6,380	$3,033	$953
Selling, general and administrative	$1,248	$1,459	$1,233
Depreciation, amortization and impairment	$3,344	$6,497	$20,407
Operating income (loss)	$1,788	$(4,923)	$(20,687)

Adjusted gross margin as a percentage of revenues (4)	14.7%	15.4%	2.7%

Capital expenditures	$2,966	$104	$3,978

PATTERSON-UTI ENERGY, INC.

Additional Financial and Operating Data

(unaudited, dollars in thousands)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2022	2021	2021
Other Operations:
Revenues	$19,811	$11,919	$17,115
Direct operating costs	$12,084	$10,226	$9,832
Adjusted gross margin (5)	$7,727	$1,693	$7,283
Selling, general and administrative	$589	$425	$454
Depreciation, depletion, amortization and impairment	$6,397	$5,824	$7,556
Operating income (loss)	$741	$(4,556)	$(727)

Capital expenditures	$6,202	$2,744	$2,632

Corporate:
Selling, general and administrative	$22,637	$17,933	$19,184
Depreciation	$1,389	$1,502	$1,436
Credit loss expense	$—	$—	$(1,500)
Merger and integration expense	$1,863	$—	$9,994
Other operating (income) expense, net	$(1,222)	$253	$4,498

Capital expenditures	$488	$180	$468

Discontinued Operations:
Income from discontinued operations, net of tax	$—	$—	$2,534

Capital expenditures	$—	$—	$763

Total Capital Expenditures	$94,828	$18,523	$76,246

(1)
For Contract Drilling, adjusted gross margin is defined as revenues less direct operating costs and excludes, other operating expenses, net, selling, general and administrative expenses and depreciation, amortization and impairment. Average adjusted gross margin per operating day is defined as adjusted gross margin divided by operating days.
(2)
For Pressure Pumping, adjusted gross margin is defined as revenues less direct operating costs and excludes selling, general and administrative expenses and depreciation, amortization and impairment. Average adjusted gross margin per total job is defined as adjusted gross margin divided by total jobs. Adjusted gross margin as a percentage of revenues is defined as adjusted gross margin divided by revenues.
(3)
Average active spreads is the average number of spreads that were crewed and actively marketed during the period.
(4)
For Directional Drilling, adjusted gross margin is defined as revenues less direct operating costs and excludes selling, general and administrative expenses and depreciation, amortization and impairment. Adjusted gross margin as a percentage of revenues is defined as adjusted gross margin divided by revenues.
(5)
For Other Operations, adjusted gross margin is defined as revenues less direct operating costs and excludes selling, general and administrative expenses and depreciation, depletion, amortization and impairment.

	March 31,	December 31,
Selected Balance Sheet Data (unaudited, in thousands):	2022	2021
Cash and cash equivalents	$48,264	$117,524
Current assets	$532,909	$583,653
Current liabilities	$396,180	$435,853
Working capital	$136,729	$147,800
Long-term debt	$852,530	$852,323

PATTERSON-UTI ENERGY, INC.

Non-U.S. GAAP Financial Measures

Adjusted EBITDA

(unaudited, dollars in thousands)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2022	2021	2021
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)(1):
Loss from continuing operations	$(28,777)	$(106,413)	$(364,359)
Income tax expense (benefit)	928	(20,970)	(8,116)
Net interest expense	10,550	9,870	10,556
Depreciation, depletion, amortization and impairment	116,938	152,882	411,194

Adjusted EBITDA	$99,639	$35,369	$49,275

Total revenues	$509,375	$240,929	$466,493
Adjusted EBITDA margin	19.6%	14.7%	10.6%

Adjusted EBITDA by operating segment:
Contract drilling	$78,859	$53,053	$57,104
Pressure pumping	30,206	(2,354)	18,913
Directional drilling	5,132	1,574	(280)
Other operations	7,138	1,268	6,829
Corporate	(21,696)	(18,172)	(33,291)

Consolidated Adjusted EBITDA	$99,639	$35,369	$49,275

(1)
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”). We define Adjusted EBITDA as loss from continuing operations plus net interest expense, income tax expense (benefit) and depreciation, depletion, amortization and impairment expense. We present Adjusted EBITDA because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from loss from continuing operations in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be construed as an alternative to the U.S. GAAP measure of loss from continuing operations. Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

PATTERSON-UTI ENERGY, INC.

Non-U.S. GAAP Financial Measures

Adjusted Gross Margin

(unaudited, dollars in thousands)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2022	2021	2021
Contract Drilling:
Revenues	$256,640	$133,501	$230,872
Less cost of sales	(176,706)	(79,378)	(172,407)
Less depreciation, amortization and impairment	(82,023)	(101,674)	(321,453)
GAAP gross margin	(2,089)	(47,551)	(262,988)
Depreciation, amortization and impairment	82,023	101,674	321,453
Adjusted gross margin (1)	$79,934	$54,123	$58,465

Pressure Pumping:
Revenues	$189,590	$75,839	$183,292
Less cost of sales	(157,468)	(76,510)	(162,397)
Less depreciation, amortization and impairment	(23,785)	(37,385)	(60,342)
GAAP gross margin	8,337	(38,056)	(39,447)
Depreciation, amortization and impairment	23,785	37,385	60,342
Adjusted gross margin (1)	$32,122	$(671)	$20,895

Directional Drilling:
Revenues	$43,334	$19,670	$35,214
Less cost of sales	(36,954)	(16,637)	(34,261)
Less depreciation, amortization and impairment	(3,344)	(6,497)	(20,407)
GAAP gross margin	3,036	(3,464)	(19,454)
Depreciation, amortization and impairment	3,344	6,497	20,407
Adjusted gross margin (1)	$6,380	$3,033	$953

Other Operations:
Revenues	$19,811	$11,919	$17,115
Less cost of sales	(12,084)	(10,226)	(9,832)
Less depreciation, depletion, amortization and impairment	(6,397)	(5,824)	(7,556)
GAAP gross margin	1,330	(4,131)	(273)
Depreciation, depletion, amortization and impairment	6,397	5,824	7,556
Adjusted gross margin (1)	$7,727	$1,693	$7,283

(1)
We define “Adjusted gross margin” as total revenue less costs of revenues (excluding depreciation, depletion, amortization and impairment expense). Adjusted gross margin is included as a supplemental disclosure because it is a useful indicator of our operating performance.

PATTERSON-UTI ENERGY, INC.

Colombia Contract Drilling Adjusted Gross Margin

(unaudited, dollars in thousands)

	2022	2021
	First	Fourth
	Quarter	Quarter
Colombia contract drilling revenues	$16,957	$15,751
Less cost of sales	(11,353)	(10,498)
Less depreciation and amortization	(1,553)	(1,480)
GAAP gross margin	4,051	3,773
Depreciation and amortization	1,553	1,480
Adjusted gross margin (1)	$5,604	$5,253

(1)
We define “Adjusted gross margin” as total revenue less costs of revenues (excluding depreciation and amortization expense). Adjusted gross margin is included as a supplemental disclosure because it is a useful indicator of our operating performance.

PATTERSON-UTI ENERGY, INC.

Non-U.S. GAAP Financial Measures

Minimum Forecasted Adjusted EBITDA

(unaudited, dollars in thousands)

The following table sets forth a reconciliation of minimum forecasted Adjusted EBITDA to forecasted income from continuing operations, which is the most directly comparable measure of financial performance calculated under U.S. GAAP:

Minimum Forecasted Adjusted EBITDA:	2022
Income from continuing operations	> $0
Income tax expense	> $0
Net interest expense	> $40,000
Depreciation, depletion, amortization and impairment	> $460,000
Minimum Forecasted Adjusted EBITDA	> $500,000